Exhibit 99.1
March 24, 2008
FROM:
Famous Dave’s of America, Inc.
12701 Whitewater Drive, Suite 200
Minnetonka, MN 55343

Contact:	Diana G. Purcel — Chief Financial Officer
952-294-1300
FOR IMMEDIATE RELEASE
Famous Dave’s Names Wilson L. Craft as New CEO and President
     MINNEAPOLIS, March 24 — Famous Dave’s of America, Inc. (NASDAQ: DAVE) today announced that it had named Wilson L. Craft as its new president and chief executive officer, and as a member of its board of directors, effective April 21, 2008.
     A 25-year veteran of the casual dining industry, Craft, 54, is currently the executive vice president of operations for Longhorn Steakhouse, a 300-unit chain based in Atlanta, Georgia, that generated approximately $900 million in annual sales in 2007. Longhorn was acquired last August by Darden Restaurants, Inc., of Orlando, Florida.
     “Famous Dave’s is delighted to have attracted an individual of Wilson Craft’s caliber to lead our organization,” said K. Jeffrey Dahlberg, chairman of the board of Famous Dave’s of America. “Wilson is a proven leader in the industry, and his extensive experience in all aspects of casual dining, as well as franchising, will allow him to guide our company’s growth and further increase shareholder value.”
     Prior to joining Longhorn in 2005, Craft was president of Chili’s Grill and Bar of Dallas, Texas from 2003-2005, the country’s second largest casual dining concept with more than 1,000 units worldwide, including over 250 franchised units, and annual sales of $2.5 billion. He was the president of Big Bowl from 2000-2003, and chief operations officer of Chili’s Grill and Bar from 1998-2000.
     “This is a tremendous opportunity,” Craft said. “In its 13 years, Famous Dave’s has built an incredibly solid reputation in the casual restaurant industry. Its associates, its culture, the ‘cooked from scratch’ approach to all of its menu offerings distinguishes Famous Dave’s in this category, with a broad and loyal following nationwide. This is a great company and I’m eager to do my part to continue to deliver strong results and to build this great brand.”
     Under Wilson’s operations leadership, Longhorn was named by The People Report as the casual dining concept with the “Best People Practices” in 2007 and had the lowest manager and second lowest staff turnover. In 2006, Chain Leader magazine named Longhorn as one of the “best places to work in the restaurant industry.”

     “I have known Wilson for more than 20 years,” said Lane Cardwell, acting CEO and Famous Dave’s board member. “He is the right individual at the right time to help us take Famous Dave’s to the top. He is passionate in his approach to the business, and an outstanding leader with a wealth of experience to move us into the future with this fabulous company.”
About Famous Dave’s
     Famous Dave’s of America, Inc. develops, owns, operates and franchises barbeque restaurants. As of today, the company owns 45 locations and franchises 123 additional units in 35 states. Its menu features award-winning barbequed and grilled meats, an ample selection of salads, side items and sandwiches, and unique desserts.
Statements in this press release that are not strictly historical, including but not limited to statements regarding the timing of our restaurant openings and the timing or success of our expansion plans, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, which may cause the company’s actual results to differ materially from expected results. Although Famous Dave’s of America, Inc. believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectation will be attained. Factors that could cause actual results to differ materially from Famous Dave’s expectation include financial performance, restaurant industry conditions, execution of restaurant development and construction programs, franchisee performance, changes in local or national economic conditions, availability of financing, governmental approvals and other risks detailed from time to time in the company’s SEC reports.